Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS STRONG FOURTH-QUARTER 2017 AND FULL-YEAR RESULTS

ISSUES 2018 GUIDANCE REFLECTING CONTINUED GROWTH AND MARGIN EXPANSION

2017 Results

•	Reports full-year 2017 earnings per diluted share from continuing operations attributable to Stoneridge, Inc. (“EPS”) of $1.57
•	Full-year 2017 adjusted EPS of $1.57 - Adjusted EPS excludes transaction costs, expenses related to the step-up in the fair value of inventory and expenses related to the step-up in the fair value of the earn-outs related to the Orlaco and PST acquisitions, as well as non-recurring income and expenses related to insurance proceeds and certain business realignment costs and the one-time impact of the US Tax Cuts and Jobs Act in the fourth quarter
•	Full-year sales of $824.4 million increased by $128.5 million, or 18.4%, compared with 2016
•	Gross profit of $248.1 million (30.1% of sales)
•	Adjusted gross profit of $249.8 million (30.3% of sales) improved approximately 220 basis points in 2017 resulting in an increase of $54.4 million, or 27.8%, compared with 2016
•	Operating income of $57.4 million (7.0% of sales)
•	Adjusted operating income of $66.9 million (8.1% of sales) improved approximately 180 basis points in 2017 resulting in an increase of $22.8 million, or 51.8%, compared with 2016
•	Adjusted EBITDA of $95.8 million (11.6% of sales) improved approximately 170 basis points in 2017 resulting in an increase of $27.1 million, or 39.5%, compared with 2016

2018 Guidance

•	Sales of $840 - $860 million compared with 2017 sales of $824.4 million (midpoint growth of 3.1%)
•	Adjusted gross margin of 31.0% - 32.0% (midpoint improvement of 120 basis points)
•	Adjusted operating margin of 9.0% - 10.0% (midpoint improvement of 140 basis points)
•	Adjusted EBITDA margin of 12.5% - 13.5% (midpoint improvement of 140 basis points)
•	Adjusted EPS of $1.90 - $2.10, including the impact of the US Tax Cuts and Jobs Act, which is expected to increase adjusted EPS through a reduction to the Company’s effective tax rate to 20% - 25% (comparable to adjusted EPS of $1.70 - $1.90 utilizing a 31.6% effective tax rate as calculated considering 2017 results, which implies midpoint improvement of approximately 15%)

NOVI, Michigan – February 28, 2018 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the fourth quarter and full-year ended December 31, 2017. For the full year 2017, Stoneridge reported sales of $824.4 million, an increase of $128.5 million, or 18.4%, compared with 2016. In addition, the Company reported EPS of $1.57, and adjusted EPS of $1.57 for 2017.

Jon DeGaynor, President and Chief Executive Officer, commented, “2017 was a tremendous year for Stoneridge. We continued to build on our foundation of continuous improvement, exceeding our expectations for each of our key financial metrics while at the same time strengthening our leadership team and successfully integrating Orlaco into our Electronics business. Our ability to execute in multiple dimensions helped to accelerate our long-term strategy and achieve financial success during the year. I believe that all of our business segments are well positioned to continue to deliver sustainable, profitable growth in 2018 and beyond.”

For the full year 2017, Stoneridge reported gross profit of $248.1 million (30.1% of sales) and adjusted gross profit of $249.8 million (30.3% of sales) which improved approximately 220 basis points in 2017 resulting in an increase of $54.4 million, or 27.8%, compared with 2016. Operating income for the full year 2017 was $57.4 million (7.0% of sales) and adjusted operating income was $66.9 million (8.1% of sales) which improved approximately 180 basis points in 2017 resulting in an increase of $22.8 million, or 51.8%, compared with the prior year. 2017 adjusted EBITDA was $95.8 million (11.6% of sales) which improved approximately 170 basis points in 2017 resulting in an increase of $27.1 million, or 39.5%, relative to 2016.

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Fourth quarter 2017 sales were $207.4 million, an increase of 20.2% over fourth quarter 2016, with EPS of $0.65. Adjusted EPS was $0.42 considering, (i) the expense resulting from the step-up in the fair value of the earn-out related to the Orlaco and PST acquisitions, (ii) fixed asset gains related to an insurance claim, (iii) expenses related to certain business realignment costs, and (iv) one-time gains related to the impact of the US Tax Cuts and Jobs Act, which have been removed to reflect normalized earnings and a normalized tax rate.

Full Year in Review

Control Devices segment sales increased by 10.4% primarily as a result of new product sales and increased sales volume in the North American automotive market as well as increased sales volume in China, and to a lesser extent, the commercial vehicle market. Segment operating income increased by 17.4% relative to 2016 while operating margin expanded by 90 basis points.

Electronics segment sales increased by 34.9% primarily due to an increase in European and North American off-highway vehicle product sales substantially related to the acquired Orlaco business, as well as an increase in sales volume in European and North American commercial vehicle products. Segment gross margin improved primarily due to lower material and overhead costs as a percentage of sales as well as a favorable mix related to Orlaco product sales. Adjusted operating income for the segment increased by 61.1% while operating margin expanded by 120 basis points relative to 2016.

PST segment sales increased by 15.1% primarily due to an increase in monitoring service revenues as well as a favorable foreign currency translation that increased sales. Adjusted operating margin improved by $8.7 million relative to 2016, finishing the year with a 5.5% adjusted operating income (loss) margin relative to a (4.2%) operating income (loss) margin in 2016. Margin improved due to lower direct material costs related to a favorable movement in foreign currency exchange rates and favorable sales mix related to higher monitoring service revenues.

DeGaynor added, “Each of our segments contributed to our success in 2017 with double-digit sales growth and impressive margin expansion. Control Devices continued to drive global revenue growth with significant expansion in China and continued success in our actuation and sensor product groups. Electronics leveraged the addition of Orlaco to increase revenue by over $80.0 million with margin expansion of 120 basis points. Additionally, we have announced some large recent awards which contributed to an impressive 14.9% growth in our backlog in 2017. Finally, PST ended the year with 15% revenue growth and a 970 basis point improvement in operating margin.”

Cash and Debt Balances

As of December 31, 2017, Stoneridge had cash and cash equivalent balances totaling $66.0 million. Total debt as of December 31, 2017, was $129.0 million. Total debt less cash and cash equivalents yields a current net debt to trailing-twelve-month adjusted EBITDA ratio of approximately 0.7x.

In 2017, Stoneridge generated $78.9 million of cash from operations, compared with $65.3 million for the previous year. Adjusted capital expenditures in 2017 were $32.9 million compared with $24.5 million in 2016. As a result of cash from operations less adjusted capital expenditures, adjusted free cash flow in 2017 was $46.0 million compared with $40.8 million in 2016.

2018 Outlook

The Company announces 2018 sales guidance of $840 - $860 million compared with 2017 sales of $824.4 million, which implies midpoint growth of 3.1%.

Further, the Company announces guidance for 2018 adjusted gross margin of 31.0% - 32.0% (midpoint improvement of 120 basis points), adjusted operating margin of 9.0% - 10.0% (midpoint improvement of 140 basis points) and adjusted EBITDA margin of 12.5% - 13.5% (midpoint improvement of 140 basis points).

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The Company also announces 2018 adjusted EPS guidance of $1.90 - $2.10, including the impact of the US Tax Cuts and Jobs Act, which is expected to increase adjusted EPS through a reduction to the Company’s effective tax rate to 20.0% - 25.0%.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2017 fourth-quarter results can be accessed at 9:00 a.m. Eastern time on Thursday, March 1, 2018, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial, off-highway, motorcycle, and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:

•	the reduced purchases, loss or bankruptcy of a major customer or supplier;
•	the costs and timing of business realignment, facility closures or similar actions;
•	a significant change in automotive, commercial, off-highway, motorcycle or agricultural vehicle production;
•	competitive market conditions and resulting effects on sales and pricing;
•	the impact of changes in foreign currency exchange rates on sales, costs and results, particularly the Argentinian peso, Brazilian real, Chinese renminbi, euro, Mexican peso and Swedish krona;
•	our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•	customer acceptance of new products;
•	our ability to successfully launch/produce products for awarded business;
•	adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products;
•	our ability to protect our intellectual property and successfully defend against assertions made against us;
•	liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•	labor disruptions at our facilities or at any of our significant customers or suppliers;
•	the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis;
•	the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving credit facility;
•	capital availability or costs, including changes in interest rates or market perceptions;

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•	the failure to achieve the successful integration of any acquired company or business;
•	risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; and
•	the items described in Part I, Item IA (“Risk Factors”) of our 10-K filed with the SEC.

In addition, the forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.

Use of Non-GAAP Financial Information
This press release contains information about Stoneridge’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2017 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted gross profit, adjusted operating income, adjusted net income, adjusted earnings per share, adjusted EBITDA, adjusted capital expenditures and adjusted free cash flow are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt.

Adjusted gross profit, adjusted operating income, adjusted net income, adjusted earnings per share, adjusted EBITDA, adjusted capital expenditures and adjusted free cash flow should not be considered in isolation or as a substitute for gross profit, operating income, net income, earnings per share, capital expenditures, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.

For more information, contact Matthew R. Horvath, Director Investor Relations and Corporate Development (Matthew.Horvath@Stoneridge.com)

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CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31 (in thousands, except per share data)	2017	2016	2015

Net sales	$824,444	$695,977	644,812

Costs and expenses:
Cost of goods sold	576,304	500,538	467,834
Selling, general and administrative	141,893	111,145	110,371
Design and development	48,877	40,212	38,792

Operating income	57,370	44,082	27,815

Interest expense, net	5,783	6,277	6,365
Equity in earnings of investee	(1,636)	(1,233)	(608)
Other expense (income), net	641	(147)	1,828

Income before income taxes	52,582	39,185	20,230

Provision (benefit) for income taxes	7,533	(36,389)	(547)

Income from continuing operations	45,049	75,574	20,777

Discontinued operations:
Loss on disposal, net of tax	-	-	(210)

Loss from discontinued operations	-	-	(210)

Net income	45,049	75,574	20,567

Net loss attributable to noncontrolling interest	(130)	(1,887)	(2,207)

Net income attributable to Stoneridge, Inc.	$45,179	$77,461	22,774

Earnings per share from continuing operations attributable to
Stoneridge, Inc.:
Basic	$1.61	$2.79	0.84
Diluted	$1.57	$2.74	0.82

Loss per share attributable to discontinued operations:
Basic	$0.00	$0.00	(0.01)
Diluted	$0.00	$0.00	(0.01)

Earnings per share attributable to Stoneridge, Inc.:
Basic	$1.61	$2.79	0.83
Diluted	$1.57	$2.74	0.81

Weighted-average shares outstanding:
Basic	28,082	27,764	27,338
Diluted	28,772	28,309	27,959

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CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands)	2017	2016

ASSETS

Current assets:
Cash and cash equivalents	$66,003	$50,389
Accounts receivable, less reserves of $1,109 and $1,630, respectively	142,438	113,225
Inventories, net	73,471	60,117
Prepaid expenses and other current assets	21,457	17,162
Total current assets	303,369	240,893

Long-term assets:
Property, plant and equipment, net	110,402	91,500
Intangible assets, net	75,243	39,260
Goodwill	38,419	931
Investments and other long-term assets, net	31,604	21,945
Total long-term assets	255,668	153,636
Total assets	$559,037	$394,529

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$4,192	$8,626
Accounts payable	79,386	62,594
Accrued expenses and other current liabilities	52,546	41,489
Total current liabilities	136,124	112,709

Long-term liabilities:
Revolving credit facility	121,000	67,000
Long-term debt, net	3,852	8,060
Deferred income taxes	18,874	9,760
Other long-term liabilities	35,115	4,923
Total long-term liabilities	178,841	89,743

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized,
28,966 and 28,966 shares issued and 28,180 and 27,850 shares outstanding at
December 31, 2017 and 2016, respectively, with no stated value	-	-
Additional paid-in capital	228,486	206,504
Common Shares held in treasury, 786 and 1,116 shares at December 31, 2017
and 2016, respectively, at cost	(7,118)	(5,632)
Retained earnings	92,264	45,356
Accumulated other comprehensive loss	(69,560)	(67,913)
Total Stoneridge, Inc. shareholders' equity	244,072	178,315
Noncontrolling interest	-	13,762
Total shareholders' equity	244,072	192,077
Total liabilities and shareholders' equity	$559,037	$394,529

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, (in thousands)	2017	2016	2015

OPERATING ACTIVITIES:
Net income	$45,049	$75,574	$20,567
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	21,490	19,998	18,964
Amortization, including accretion of deferred financing costs	6,764	3,615	3,833
Deferred income taxes	(5,959)	(38,747)	(2,165)
Earnings of equity method investee	(1,636)	(1,233)	(608)
(Gain) loss on fixed assets	(1,796)	48	74
Share-based compensation expense	7,265	6,134	7,224
Tax benefit related to share-based compensation expense	(858)	(977)	-
Change in fair value of earn-out contingent consideration	7,485	-	-
Loss on disposal of Wiring business	-	-	210
Changes in operating assets and liabilities, net of effect of business combination:
Accounts receivable, net	(15,156)	(18,694)	(489)
Inventories, net	(2,132)	4,519	(4,340)
Prepaid expenses and other assets	(10,177)	2,652	(295)
Accounts payable	10,492	10,980	6,577
Accrued expenses and other liabilities	18,077	1,408	5,253
Net cash provided by operating activities	78,908	65,277	54,805

INVESTING ACTIVITIES:
Capital expenditures	(32,170)	(24,476)	(28,735)
Proceeds from sale of fixed assets	77	652	64
Insurance proceeds for fixed assets	711	-	-
Business acquisition, net of cash acquired	(77,258)	-	(469)
Payments related to sale of Wiring business	-	-	(1,230)
Net cash used for investing activities	(108,640)	(23,824)	(30,370)

FINANCING ACTIVITIES:
Acquisition of noncontrolling interest, including transaction costs	(1,848)	-	-
Revolving credit facility borrowings	95,000	-	-
Revolving credit facility payments	(41,000)	(33,000)	-
Proceeds from issuance of debt	2,748	16,223	22,540
Repayments of debt	(11,573)	(25,748)	(30,586)
Other financing costs	(61)	(399)	(49)
Repurchase of Common Shares to satisfy employee tax withholding	(2,481)	(1,424)	(2,924)
Tax benefits related to share-based compensation expense	-	977	-
Net cash provided by (used for) financing activities	40,785	(43,371)	(11,019)

Effect of exchange rate changes on cash and cash equivalents	4,561	(2,054)	(2,076)
Net change in cash and cash equivalents	15,614	(3,972)	11,340
Cash and cash equivalents at beginning of period	50,389	54,361	43,021

Cash and cash equivalents at end of period	$66,003	$50,389	$54,361

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,746	$5,786	$6,092
Cash paid for income taxes, net	$7,093	$3,386	$2,494

Supplemental disclosure of non-cash operating and financing activities:
Bank payment of vendor payables under short-term debt obligations	$-	$3,764	$5,323

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Regulation G Non-GAAP Financial Measure Reconciliations

Reconciliation to US GAAP

Exhibit 1 - Adjusted EPS (Q4 and 2017)

Reconciliation of Q4 2017 Adjusted EPS

(USD in millions)	Q4 2017	Q4 2017 EPS
Net Income Attributable to Stoneridge	$18.9	0.65

Add: After-Tax Step-Up in Fair Value of Acquired Inventory from Orlaco	-	-
Add: After-Tax Step-Up in Fair Value of Earn-Out (Orlaco)	0.9	0.03
Add: After-Tax Step-Up in Fair Value of Earn-Out (PST)	1.9	0.07
Add: After-Tax Severance Costs	0.9	0.03
Less: After-Tax PP&E Gain on Insurance Proceeds	(1.3)	(0.05)
Less: After-Tax Impact of US Tax Cut and Jobs Act	(9.1)	(0.31)
Adjusted Net Income	$12.2	$0.42

Reconciliation of 2017 Adjusted EPS

(USD in millions)	2017	2017 EPS
Net Income Attributable to Stoneridge	$45.2	$1.57

Add: After-Tax Step-Up in Acquired Inventory from Orlaco	1.2	0.04
Add: After-Tax Step-Up in Fair Value of Earn-Out (Orlaco)	4.9	0.17
Add: After-Tax Step-Up in Fair Value of Earn-Out (PST)	2.6	0.09
Add: After-Tax Transaction Costs Adjustment (Orlaco)	0.8	0.03
Add: After-Tax Severance Costs	0.9	0.03
Less: After-Tax PP&E Gain on Insurance Proceeds	(1.3)	(0.05)
Less: After-Tax Impact of US Tax Cut and Jobs Act	(9.1)	(0.31)
Adjusted Net Income	$45.1	$1.57

Exhibit 2 - Adjusted Gross Profit

Reconciliation of Stoneridge Adjusted Gross Profit

(USD in millions)	Q4 2017	2017
Gross Profit	$61.0	$248.1

Add: Pre-Tax Step-Up in Acquired Inventory from Orlaco	-	1.6
Adjusted Gross Profit	$61.0	$249.8

Exhibit 3 – Adjusted Operating Income

Reconciliation of Stoneridge Adjusted Operating Income

(USD in millions)	Q4 2017	2017
Operating Income	$13.2	$57.4

Add: Pre-Tax Step-Up in Acquired Inventory from Orlaco	-	1.6
Add: Pre-Tax Step-Up in Fair Value of Earn-Out (Orlaco)	0.9	4.9
Add: Pre-Tax Step-Up in Fair Value of Earn-Out (PST)	1.9	2.6
Add: Pre-Tax Transaction Costs Adjustment (Orlaco)	-	1.2
Add: Pre-Tax Severance Costs	1.2	1.2
Less: Pre-Tax PP&E Gain on Insurance Proceeds	(1.9)	(1.9)
Adjusted Operating Income	$15.3	$66.9

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Exhibit 4 – Adjusted EBITDA

Reconciliation of Q4 Adjusted EBITDA

(USD in millions)	Q4 2017	2017	Q4 2016	2016
Income before tax	$12.9	$52.6	$9.0	$39.2
Interest expense, net	1.3	5.8	1.2	6.3
Depreciation and amortization	7.3	27.9	6.1	23.3
EBITDA	$21.5	$86.3	$16.4	$68.7
Add: Pre-Tax Step-Up in Acquired Inventory from Orlaco	-	1.6	-	-
Add: Pre-Tax Step-Up in Fair Value of Earn-Out (Orlaco)	0.9	4.9	-	-
Add: Pre-Tax Step-Up in Fair Value of Earn-Out (PST)	1.9	2.6	-	-
Add: Pre-Tax Transaction Costs Adjustment (Orlaco)	-	1.2	-	-
Add: Pre-Tax Severance Costs	1.2	1.2	-	-
Less: Pre-Tax PP&E Gain on Insurance Proceeds	(1.9)	(1.9)	-	-
Adjusted EBITDA	$23.5	$95.8	$16.4	$68.7

Exhibit 5 – Adjusted Capital Expenditures

Adjusted Capital Expenditures

(USD in millions)	2017	2016
Capital Expenditures	$32.2	$24.5
Plus: Insurance Proceeds	0.7	-
Adjusted Capital Expenditures	$32.9	$24.5

Exhibit 6 – Adjusted Free Cash Flow

Adjusted Free Cash Flow

(USD in millions)	2017	2016
Net Cash Provided by Operating Activities	$78.9	$65.3
Less: Adjusted Capital Expenditures	(32.9)	(24.5)
Adjusted Free Cash Flow	$46.0	$40.8

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